GMCR Finance Code of Professional Conduct
September 23, 2003

Finance's mission includes promotion of professional conduct in the practice of financial management throughout Green Mountain Coffee Roasters, Inc. ("the Company" or "GMCR"). Green Mountain's Chief Executive Officer (CEO), Chief Financial Officer (CFO), Corporate Controller and all other employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Finance Code of Professional Conduct embodies principles to which we are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to GMCR employees, the public and other stakeholders. The CEO, CFO and Finance organization employees are expected to abide by this Code as well as all applicable GMCR business conduct standards and policies or guidelines in the Company's employee handbook relating to areas covered by this Code. Any violations of this Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

All employees covered by this Finance Code of Professional Conduct will:

  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.
  Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.
  Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.
  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.
  Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.
  Confidential information acquired in the course of one's work will not be used for personal advantage.
  Share knowledge and maintain professional skills important and relevant to stakeholder's needs.
  Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.
  Achieve responsible use, control, and stewardship over all Company assets and resources that are employed or entrusted to us.
  Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

If you are aware of any suspected or known violations of this Code of Professional Conduct or other Company policies or guidelines, you have a duty to promptly report such concerns either to the Chairman of the Audit Committee, the Company's Chief Financial Officer, the Company's Vice President of Human Resources or the 24-hour Business Conduct Line. The procedures to be followed for such a report are outlined in the Whistleblowing Reporting Procedure and Guidelines in the Employee Handbook.

The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is the Company's intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

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Your Personal Commitment to the Green Mountain Coffee Roasters, Inc. Code of Ethics for Financial Professionals

I acknowledge that I have received and read the GMCR Finance Code of Professional Conduct, dated September 23, 2003, and understand my obligations as an employee to comply with this code of Professional Conduct.

I understand that my agreement to comply with the Finance Code of Professional Conduct does not constitute a contract of employment.

Please sign here: _______________________ Date: ______________

Please print your name: _______________________________

Employee ID.: ___________

This signed and completed form must be returned to your manager or designated human resources professional.